Deckers Brands Reports First Quarter Fiscal 2020 Financial Results And Raises Guidance For Full Fiscal Year 2020

- First Quarter Fiscal 2020 Sales Increased 10.5% to a Record $276.8 Million

- Fiscal 2020 Full Year Outlook Raised: Earnings Per Share now in the range of $8.40 to $8.60

- Company Repurchased $35 Million of Shares in the First Quarter Fiscal 2020

GOLETA, Calif., July 25, 2019 /PRNewswire/ -- Deckers Brands (NYSE: DECK), a global leader in designing, marketing and distributing innovative footwear, apparel and accessories, today announced financial results for the first fiscal quarter ended June 30, 2019. The Company also provided its financial outlook for the second fiscal quarter ending September 30, 2019 and updated its outlook for the full fiscal year ending March 31, 2020.

Throughout this release, references to Non-GAAP financial measures exclude the impact of certain charges relating to retail store closures, tax reform, organizational changes and other one-time or non-recurring amounts. Additional information regarding these Non-GAAP financial measures is set forth under the heading "Non-GAAP Financial Measures" below.

"The Deckers organization experienced a strong start to fiscal year 2020," said Dave Powers, President and Chief Executive Officer. "I am proud of the positive momentum that our portfolio of brands continues to build as we remain focused on the strategies that have proven successful in strengthening our operations over the past few years. The Deckers team continues to drive excitement behind innovative product introductions and remains disciplined in delivering top-tier levels of profitability. With the first quarter now behind us, we are firmly committed to our strategies and remain confident in our abilities to deliver on them."

First Quarter Fiscal 2020 Financial Review

  Net sales increased 10.5% to $276.8 million compared to $250.6 million for the same period last year. On a constant currency basis, net sales increased 11.6%.
  Gross margin was 47.0% compared to 45.9% for the same period last year.
  SG&A expenses were $161.4 million compared to GAAP SG&A expenses last year of $154.4 million and Non-GAAP SG&A expenses last year of $153.9 million.
  Operating loss was $31.4 million compared to GAAP operating loss of $39.4 million for the same period last year and Non-GAAP operating loss of $38.9 million for the same period last year.
  Income tax benefit was $10.3 million compared to GAAP income tax benefit of $8.6 million for the same period last year and Non-GAAP income tax benefit of $8.7 million for the same period last year.
  Basic loss per share was $0.67 compared to the GAAP basic loss per share of $1.00 for the same period last year and the Non-GAAP basic loss per share of $0.98 for the same period last year.

Brand Summary

  UGG® brand net sales for the first quarter increased 1.5% to $138.5 million compared to $136.5 million for the same period last year.
  HOKA ONE ONE® brand net sales for the first quarter increased 69.2% to $79.5 million compared to $47.0 million for the same period last year.
  Teva® brand net sales for the first quarter decreased 4.3% to $38.3 million compared to $40.0 million for the same period last year.
  Sanuk® brand net sales for the first quarter decreased 23.5% to $18.7 million compared to $24.4 million for the same period last year.

Channel Summary (included in the brand sales numbers above)

  Wholesale net sales for the first quarter increased 10.7% to $196.6 million compared to $177.6 million for the same period last year.
  DTC net sales for the first quarter increased 10.0% to $80.3 million compared to $73.0 million for the same period last year. DTC comparable sales increased 16.2% over the same period last year.

Geographic Summary (included in the brand and channel sales numbers above)

  Domestic net sales for the first quarter increased 18.1% to $167.3 million compared to $141.7 million for the same period last year.
  International net sales for the first quarter increased 0.6% to $109.5 million compared to $108.9 million for the same period last year.

Balance Sheet (June 30, 2019 as compared to June 30, 2018)

  Cash and cash equivalents were $502.6 million compared to $417.9 million.
  Inventories were $473.4 million compared to $435.6 million.
  Outstanding borrowings were $31.4 million compared to $31.9 million.

Stock Repurchase Program

During the first quarter, the Company repurchased approximately 227 thousand shares of its common stock for a total of $35 million at an average price of $154.36. As of June 30, 2019, the Company had $315 million remaining under its stock repurchase authorizations.

Full Year Fiscal 2020 Outlook for the Twelve Month Period Ending March 31, 2020

  Net sales are now expected to be in the range of $2.100 billion to $2.125 billion.
  Gross margin expected to be approximately 50.5%.
  SG&A expenses as a percentage of sales are projected to be at or slightly better than 36.0%.
  Operating margin expected to be approximately 14.5%.
  Effective tax rate now expected to be approximately 20.5%, which includes the impact of the tax refund recorded in the first quarter and an updated assessment of the income tax rate for the full year.
  Non-GAAP diluted earnings per share now expected to be in the range of $8.40 to $8.60.
  The earnings per share guidance excludes any charges that may occur from one-time or non-recurring amounts. It also does not assume any impact from additional share repurchases.

Second Quarter Fiscal 2020 Outlook for the Three Month Period Ending September 30, 2019

  Net sales are expected to be in the range of $515 million to $525 million.
  Non-GAAP diluted earnings per share are expected to be in the range of $2.15 to $2.25.
  The earnings per share guidance excludes any charges that may occur from one-time or non-recurring amounts. It also does not assume any impact from additional share repurchases.

Non-GAAP Financial Measures

We present certain Non-GAAP financial measures in this press release, including constant currency, Non-GAAP SG&A expenses, Non-GAAP operating income and Non-GAAP diluted earnings (loss) per share, to provide information that may assist investors in understanding our financial results and assessing our prospects for future performance.

Consistent with SEC regulations, we have not provided a reconciliation of forward-looking Non-GAAP financial measures to the most directly comparable GAAP financial measures in reliance on the "unreasonable efforts" exception set forth in the applicable regulations, because there is substantial uncertainty associated with predicting any future adjustments that we may make to our GAAP financial measures in calculating our non-GAAP financial measures.

We believe these Non-GAAP financial measures are important indicators of our operating performance because they exclude items that are unrelated to, and may not be indicative of, our core operating results, such as charges relating to retail store closures, tax reform, organizational changes and other one-time or non-recurring amounts. In particular, we believe the exclusion of certain costs and one-time amounts allows for a more meaningful comparison of our results from period to period. Further, we report comparable DTC sales on a constant currency basis for DTC operations that were open throughout the current and prior reporting periods, and we adjust prior reporting periods to conform to current year accounting policies.

These Non-GAAP financial measures, as we calculate them, may not necessarily be comparable to similarly titled measures of other companies and may not be appropriate measures for comparing the performance of other companies relative to Deckers. For example, in order to calculate our constant currency information, we calculate the current period financial information using the foreign currency exchange rates that were in effect during the previous comparable period, excluding the effects of foreign currency exchange rate hedges and re-measurements in the condensed consolidated balance sheets. These Non-GAAP financial results are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP. To the extent we utilize such Non-GAAP financial measures in the future, we expect to calculate them using a consistent method from period to period. A reconciliation of each of the Non-GAAP financial measures to the most directly comparable GAAP measures has been provided under the heading "Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures" in the financial statement tables attached to this press release.

Conference Call Information

The Company's conference call to review the results for the first quarter fiscal 2020 will be broadcast live today, Thursday, July 25, 2019 at 4:30 pm Eastern Time and hosted at www.deckers.com. You can access the broadcast by clicking on the "Investor" tab and then clicking on the microphone icon at the top of the page. A replay of the broadcast will be available for at least 30 days following the conference call, and can be accessed under the "Quarterly Earnings" section of the "Investor" tab at the aforementioned website.

About Deckers Brands

Deckers Brands is a global leader in designing, marketing and distributing innovative footwear, apparel and accessories developed for both everyday casual lifestyle use and high performance activities. The Company's portfolio of brands includes UGG®, Koolaburra®, HOKA ONE ONE®, Teva® and Sanuk®. Deckers Brands products are sold in more than 50 countries and territories through select department and specialty stores, Company-owned and operated retail stores, and select online stores, including Company-owned websites. Deckers Brands has over 40 years of history building niche footwear brands into lifestyle market leaders attracting millions of loyal consumers globally. For more information, please visit www.deckers.com.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, which statements are subject to considerable risks and uncertainties. Forward-looking statements include all statements other than statements of historical fact contained in this press release, including statements regarding our anticipated financial performance, including our projected net sales, margins, expenses, effective tax rate and earnings (loss) per share, as well as statements regarding our progress towards the achievement of our long term strategic objectives, our ability to compete in our industry, our product and brand positioning and strategies, and our potential repurchase of shares. We have attempted to identify forward-looking statements by using words such as "anticipate," "believe," "could," "estimate," "expected," "intend," "may," "plan," "predict," "project," "should," "will," or "would," and similar expressions or the negative of these expressions.

Forward-looking statements represent our management's current expectations and predictions about trends affecting our business and industry and are based on information available as of the time such statements are made. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy or completeness. Forward-looking statements involve numerous known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements predicted, assumed or implied by the forward-looking statements. Some of the risks and uncertainties that may cause our actual results to materially differ from those expressed or implied by these forward-looking statements are described in the section entitled "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended March 31, 2019, as well as in our Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. Except as required by applicable law or the listing rules of the New York Stock Exchange, we expressly disclaim any intent or obligation to update any forward-looking statements, or to update the reasons actual results could differ materially from those expressed or implied by these forward-looking statements, whether to conform such statements to actual results or changes in our expectations, or as a result of the availability of new information.

DECKERS OUTDOOR CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (UNAUDITED)
(dollar and share data amounts in thousands, except per share data)

	Three Months Ended June 30,
	2019	2018
Net sales	$276,839	$250,594
Cost of sales	146,820	135,629
Gross profit	130,019	114,965
Selling, general and administrative expenses	161,436	154,379
Loss from operations	(31,417)	(39,414)

Other income, net	(1,812)	(363)
Loss before income taxes	(29,605)	(39,051)
Income tax benefit	(10,254)	(8,644)
Net loss	(19,351)	(30,407)
Other comprehensive (loss) income, net of tax
Unrealized (loss) gain on cash flow hedges	(317)	5,323
Foreign currency translation gain (loss)	68	(7,463)
Total other comprehensive loss	(249)	(2,140)
Comprehensive loss	$(19,600)	$(32,547)

Net loss per share
Basic	$(0.67)	$(1.00)
Diluted	$(0.67)	$(1.00)
Weighted-average common shares outstanding
Basic	29,089	30,423
Diluted	29,089	30,423

DECKERS OUTDOOR CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollar amounts in thousands)

	June 30, 2019	March 31, 2019
ASSETS	(UNAUDITED)
Current assets
Cash and cash equivalents	$502,626	$589,692
Trade accounts receivable, net	159,679	178,602
Inventories, net	473,394	278,842
Other current assets	52,794	48,269
Total current assets	1,188,493	1,095,405

Property and equipment, net	211,254	213,796
Operating lease assets	232,071	—
Other noncurrent assets	119,238	118,005
Total assets	$1,751,056	$1,427,206

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Short-term borrowings	$611	$603
Trade accounts payable	300,103	124,974
Operating lease liabilities	48,139	—
Other current liabilities	92,892	124,947
Total current liabilities	441,745	250,524

Mortgage payable	30,747	30,901
Long-term operating lease liabilities	206,888	—
Other long-term liabilities	76,397	100,651
Total long-term liabilities	314,032	131,552

Total stockholders' equity	995,279	1,045,130
Total liabilities and stockholders' equity	$1,751,056	$1,427,206

DECKERS OUTDOOR CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES (UNAUDITED)
(dollar and share data amounts in thousands, except per share data)

	Three Months Ended June 30, 2018
	GAAP Measures (As Reported)	Restructuring and Other Charges (1)	Non-GAAP Measures (Excluding Items) (2) (3)
Net sales	$250,594		$250,594
Cost of sales	135,629		135,629
Gross profit	114,965		114,965
Selling, general and administrative expenses	154,379	(523)	153,856
Loss from operations	(39,414)	523	(38,891)

Other income, net	(363)		(363)
Loss before income taxes	(39,051)	523	(38,529)
Income tax benefit	(8,644)		(8,663)
Net Loss	$(30,407)		$(29,866)

Net loss per share
Basic	$(1.00)		$(0.98)
Diluted	$(1.00)		$(0.98)
Weighted-average common shares outstanding
Basic	30,423		30,423
Diluted	30,423		30,423

(1)	Amounts as of June 30, 2018 reflect charges related to organizational changes.
(2)	The tax rate applied to the Non-GAAP measures is 22.5% for the fiscal quarter ended June 30, 2018.
(3)	Figures do not sum due to rounding.

CONTACT: Investor Contact: Erinn Kohler | Senior Director, Investor Relations & Corporate Planning | Deckers Brands | 805.967.7611